Exhibit 99.1
FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Provides Operations and Liquidity Update
Partnership continues operations as an essential industry, maintains stable liquidity and outlines additional responses to COVID-19 pandemic

INDIANAPOLIS - (PR NEWSWIRE) - April 9, 2020 - Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”), a leading independent producer of specialty hydrocarbon and fuels products, today released information regarding the Partnership’s operations, in addition to updates to the Partnership’s balance sheet strength and liquidity position. Additionally, the Partnership provided updated guidance on 2020 capital budget expectations.
“We continue to closely monitor the impacts of the COVID-19 pandemic, and our foremost concern is the safety of our employees and the communities we serve,” said Steve Mawer, Chief Executive Officer of Calumet. “Our specialty and fuels production facilities have continued to operate with limited disruption across our supply chain. The federal guidelines and state orders put in place to protect the public have deemed our businesses as essential. Our products and formulations are vital to a diverse set of markets, from healthcare and personal care products, to food processing and water treatment. While the demand landscape remains uncertain, to date our businesses have not experienced a significant step down in customer demand.”

Mawer continued, “In early March, we implemented our business continuity plans, and our essential staff at the plants have remained on-site and are continuing production. The rest of our employees are supporting our production operations remotely. We continue to operate in accordance with the guidelines of federal, state and local government agencies, as well as public health organizations, to maintain a safe and healthy work environment for our employees. I want to thank all of our employees for their commitment and exemplary effort through this uncertain time as we work to meet the needs of our customers and our communities. While this is a challenging economic environment, the strategic actions that Calumet has taken over the past several years to reposition our portfolio with a core focus on specialty products and to improve business operations through self-help, have made our business more resilient, less volatile, and better positioned to succeed.”

Business Transformed, Specialty-focused Core Business:

•	Portfolio is primarily focused on high-value specialty lubricants and chemicals business

•	Core specialty businesses generate results that exhibit lower volatility with greater predictability to earnings

•	Executed strategic divestiture of four non-core assets over last few years

•	Focused on products with more consistent margin performance, particularly in niche markets and applications

•	Remaining fuels production is heavily skewed towards diesel and away from gasoline

Bruce Fleming, EVP Strategy, said “Over the last few years, we have substantially reduced our exposure to commodity price volatility by selling an oilfield services business and three fuels refineries, while simultaneously upgrading performance of our core specialties assets. Our portfolio is now more concentrated in specialty products with greater long-term demand defensibility, particularly in niche applications for higher-value end markets. Additionally, we have reconfigured our remaining fuels assets such that gasoline output is only about 20% of systemwide crude runs, while the higher margin distillates (ULSD, jet fuel and solvents) are 40% of crude runs during normal market conditions. Given today’s unusual market conditions, we have the capability to continue to step gasoline down further while retaining diesel output. For example, our Great Falls refinery can sequentially reduce gasoline output to zero without cutting crude run or diesel production at all. Moving forward we will use our above-average optimization flexibility during the current demand environment and price dynamics.”

Balance Sheet and Liquidity Update:

•
Approximately $320 million of available liquidity as of March 31, 2020, including approximately $100 million of cash on hand and over $220 million of undrawn capacity on the Partnership’s revolving credit facility (ABL)

•	Capital budget guidance has been revised to $50-$60 million in 2020, down from original guidance of $80-$90 million

•	Net working capital is expected to contribute additional cash in the near-term, due to the favorable direction of raw materials prices in relation to accounts receivable and inventories

•	No debt maturities in 2020 or 2021

•	Remain committed to the Self-Help program and will provide update during first quarter earnings call

•	Has identified $20-$30 million of additional plant operating cost reductions, which include:

◦	Closure of the Farmingdale, NJ manufacturing facility

◦	60-day furlough of the manufacturing employees at the Louisiana, MO facility

“Calumet exited the first quarter with sufficient liquidity to appropriately fund its business operations in this fast-changing business environment,” said H. Keith Jennings, Chief Financial Officer of Calumet. “Over the past four years, we have taken significant steps to strengthen our balance sheet and solidify our sources of liquidity, improved inventory management, reduced capital expenditures, and entered into our third-party Supply and Offtake Agreement which increased our working capital flexibility. Our Self-Help initiatives and culture have eliminated costs across our system, further improving our financial resiliency, and in 2020 we have already achieved the full $20 million goal for Adjusted EBITDA improvement through General and Administrative (G&A) cost reductions.”

Jennings continued, “We intend to manage our business to generate positive cash flow from operating activities, and will take further steps, as required, to manage costs and working capital through this period of global economic uncertainty.”

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates ten manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

Non-GAAP Financial Measures

The preliminary expected forward-looking incremental Adjusted EBITDA contained in this press release is provided only on a non-GAAP basis due to the inherent difficulty of calculating items that would be included in Net income (loss) on a GAAP basis. As a result, reconciliation of forward-looking incremental Adjusted EBITDA to GAAP Net income (loss) is not available without unreasonable effort. These amounts that would require unreasonable effort to quantify could be significant, such that the amount of projected GAAP net income would vary substantially from the amount of projected incremental Adjusted EBITDA, and Calumet is unable to address the probable significance of information that is currently unavailable. It is expected that incremental Adjusted EBITDA, when reported, will reflect the exclusion of, among other things, interest expense, depreciation and amortization, and income taxes.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute "forward-looking statements." The words "believe," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our capital budget guidance, business outlook and transformation efforts, (ii) our expectation regarding expense reduction plans and (iii) statements regarding future Adjusted EBITDA contributions attributable to Phase II of our multi-year Self-Help program. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions or dispositions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the COVID-19 pandemic and the actions of foreign oil producers (most notably Saudi Arabia and Russia) to increase crude oil production, including the (i) continuation of a swift and material decline in the demand for fuels and other refined products over an uncertain period of time, (ii) uncertainty regarding the length of time it will take for the United States and the rest of the world to slow the spread of the COVID-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities (such restrictions are designed to protect public health but also have the effect of significantly reducing demand for fuels and other refined products), (iii) uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for specialty hydrocarbon products, fuels and other refined products and therefore the demand for our products, (iv) the refusal or inability of our customers or counterparties to perform their obligations under their contracts with us (including commercial contracts and other agreements), whether justified or not and whether due to financial constraints (reduced creditworthiness, liquidity issues or insolvency), market constraints, legal constraints (including governmental orders or guidance), the exercise of contractual or common law rights that allegedly excuse their performance (such as force majeure or similar claims) or other factors and (v) our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; our ability to produce specialty products and fuel products that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; impact of possible divestitures of assets or business; our access to capital, including debt and equity markets, to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com